Exhibit 4.3

FORM OF 7¼% SENIOR NOTE

(Face of Note)
7¼% Senior Notes due 2022

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.6(e)(vi) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.6(b) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.  UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

AAR CORP. Global Note (registered)

AAR CORP.
7¼% SENIOR NOTES DUE 2022

No.	CUSIP: 000361 AQ8
ISIN: US000361AQ86

AAR CORP. promises to pay to Cede & Co., or registered assigns, the principal sum of ONE HUNDRED SEVENTY-FIVE MILLION AND NO/100 DOLLARS ($175,000,000.00), as revised by Schedule A attached hereto, on January 15, 2022.

Interest Payment Dates:  January 15 and July 15, beginning July 15, 2012

Record Dates:  January 1 and July 1

Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:  January [       ], 2013

AAR CORP.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture:

Dated:  January [         ], 2013

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

(Reverse of Note)
7¼% Senior Notes due 2022
AAR CORP.

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.                                      Interest.  AAR CORP., a Delaware corporation, or its successor (together, the “Company”), promises to pay interest on the principal amount of this Note (the “Notes”) at a fixed rate of 7.250% per annum (not including Additional Interest, if any, that may be payable).  The Company shall pay interest in United States dollars (except as otherwise provided herein) semiannually in arrears on January 15 and July 15 of each year, whether or not a Business Day, commencing on July 15, 2012 (each an “Interest Payment Date”).  Interest on the Notes (including any Additional Interest, if any) shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including January 23, 2012; provided that if there is no existing Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date (but after January 23, 2012), interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of the Notes, in which case interest shall accrue from the date of authentication.  The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.  Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.  The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

2.                                      Method of Payment.  The Company shall pay interest on the Notes (except defaulted interest) on the applicable Interest Payment Date to the Persons who are registered Holders at the close of business on the January 1 immediately preceding each Interest Payment Date occurring on January 15 and on the July 1 immediately preceding each Interest Payment Date occurring on July 15, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.  The Notes shall be payable as to principal, premium and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, which initially shall be the Corporate Trust Office of the Trustee, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, premium, if any, and interest on, all Global Notes and all other Notes the Holders of which shall have provided written wire transfer instructions to the Company and the Paying Agent at least 10 Business Days prior to the applicable payment date.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Any payments of principal of and interest on this Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not noted hereon.  The amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes.

3.                                      Paying Agent and Registrar.  Initially, U.S. Bank National Association, the Trustee under the Indenture, shall act as Paying Agent and Registrar.  The Company may change any Paying Agent or Registrar without notice to any Holder.  The Company or any of its Subsidiaries may act in any such capacity.

4.                                      Indenture.  The Company issued the Notes under an Indenture, dated as of January 23, 2012 (the “Indenture”), among the Company, the Guarantors and the Trustee.  The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”).  To the extent the provisions of this Note are inconsistent with the provisions of the Indenture, the Indenture shall govern.  The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  The Notes issued on the Issue Date are senior unsecured obligations of the Company limited to $175,000,000 in aggregate principal amount.  The Indenture permits the issuance of Additional Notes subject to compliance with certain conditions.

The payment of principal and interest on the Notes is unconditionally guaranteed on a senior basis by the Guarantors.

5.                                      Optional Redemption.

(a)                                 At any time prior to January 15, 2017, the Company may, on one or more occasions, redeem all or any portion of the Notes, upon not less than 30 nor more than 60 days’ notice, at a Redemption Price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of the redemption date, including accrued and unpaid interest to the redemption date.

(b)                                 The Notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after January 15, 2017 upon not less than 30 nor more than 60 days’ notice at the Redemption Prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date), if redeemed during the 12-month period beginning on January 15 of the years indicated below:

Year	Redemption Price
2017	103.625%
2018	102.417%
2019	101.208%
2020	100.000%

(c)                                  Prior to January 15, 2015, the Company may, with the net proceeds of one or more Qualified Equity Offerings, redeem up to 35% of the aggregate principal amount of the Notes (including Additional Notes) at a Redemption Price equal to 107.250% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date; provided that at least 65% of the principal amount of Notes originally issued (including Additional Notes) remains outstanding immediately after the occurrence of any such redemption (excluding Notes held by the Company or its Subsidiaries) and that any such redemption occurs within 90 days following the closing of any such Qualified Equity Offering.

6.                                      Mandatory Redemption.  The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7.                                      Repurchase at Option of Holder.

(a)                                 Upon the occurrence of a Change of Control, an Offer to Purchase for all of the outstanding Notes is required to be made at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to but not including the date of purchase.  Within 60 days following any Change of Control, a notice is required to be mailed or delivered to each Holder describing the transaction or transactions that constitute the Change of Control setting forth the procedures governing the Change of Control Offer required by the Indenture.

(b)                                 Following the occurrence of certain Asset Sales, the Company may be required to offer to purchase the Notes.

(c)                                  Holders that are the subject of an Offer to Purchase will receive notice of an Offer to Purchase pursuant to an Asset Sale or a Change of Control prior to any related Purchase Date and may elect to have such Notes purchased by completing the form titled “Option of Holder to Elect Purchase” appearing below.

8.                                      Notice of Redemption.  Notice of redemption shall be delivered at least 30 days before the redemption date to each Holder of Notes to be redeemed at its registered address.  Notes in denominations larger than $2,000 may be redeemed in part but only in a minimum amount of $2,000 principal amount (and integral multiples of $1,000 in excess thereof), unless all of the Notes held by a Holder are to be redeemed.  On and after the redemption date, interest ceases to accrue on the Notes or portions hereof called for redemption.

9.                                      Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in initial denominations of $2,000 and any integral multiple of $1,000 in excess thereof.  The transfer of the Notes may be registered and the Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

10.                               Persons Deemed Owners.  The registered holder of a Note may be treated as its owner for all purposes.

11.                               Amendment, Supplement and Waiver.  Without the consent of any Holders, the Company, the Guarantors and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture for any of the following purposes:

(1)                                 to evidence the succession of a Person to the Company or a Guarantor and the assumption by any such successor of the covenants of the Company or such Guarantor in the Indenture and the Notes;

(2)                                 to add to the covenants of the Company for the benefit of the Holders, or to surrender any right or power herein conferred upon the Company;

(3)                                 to add additional Events of Default;

(4)                                 to provide for uncertificated Notes in addition to or in place of the Certificated Notes;

(5)                                 to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee;

(6)                                 to provide for or confirm the issuance of Additional Notes in accordance with the terms of the Indenture;

(7)                                 to add a Guarantor or to evidence the release of a Guarantor in accordance with the Indenture;

(8)                                 to cure any ambiguity, defect, omission, mistake or inconsistency;

(9)                                 to make any other provisions with respect to matters or questions arising under the Indenture, provided that such actions pursuant to this clause (9) shall not adversely affect the interests of the Holders in any material respect, as determined in good faith by the Company;

(10)                          to conform the text of the Indenture or the Notes to any provision of the “Description of the Notes” in the Offering Memorandum to the extent that the Trustee has received an Officers’ Certificate stating that such text constitutes an unintended conflict with the description of the corresponding provision in the “Description of the Notes”; or

(11)                          to effect or maintain the qualification of the Indenture under the TIA.

With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, the Company, the Guarantors and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or the Notes or of modifying in any manner the rights of the Holders under the Indenture, including the definitions therein; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each outstanding Note affected thereby:

(1)                                 change the Stated Maturity of any Note or of any installment of interest on any Note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, or change the date on which any Notes may be subject to redemption or reduce the Redemption Price therefor,

(2)                                 reduce the percentage in aggregate principal amount of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture,

(3)                                 modify the obligations of the Company to make an Offer to Purchase upon a Change of Control if such modification was done after the occurrence of such Change of Control,

(4)                                 modify any provision of the Indenture affecting the ranking of the Notes or any Note Guarantee in a manner adverse to the Holders,

(5)                                 modify any provision specifying requirements to effect waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby, or

(6)                                 release any Note Guarantees required to be maintained under the Indenture (other than in accordance with the terms of the Indenture).

The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past default under the Indenture and its consequences, except a default:

(1)                                 in any payment in respect of the principal of (or premium, if any) or interest on any Notes (including any Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Company), or

(2)                                 in respect of a covenant or provision thereof which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected, as contemplated in the first paragraph of Section 9.2 of the Indenture.

12.                               Defaults and Remedies.  Events of Default include:

(1)                                 default in the payment in respect of the principal of (or premium, if any, on) any Note when due and payable (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);

(2)                                 default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3)                                 failure to perform or comply with Section 4.3 of the Indenture and continuance of such failure to perform or comply for a period of 120 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(4)                                 except as permitted by the Indenture, any Note Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) shall for any reason cease to be, or it shall be asserted by any Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms;

(5)                                 default in the performance, or breach, of any covenant or agreement of the Company or any Restricted Subsidiary in the Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1), (2), (3) or (4) above), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(6)                                 a default or defaults under any bonds, debentures, notes or other evidences of Debt (other than the Notes) by the Company or any Restricted Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $75.0 million, whether such Debt now exists or shall hereafter be created, which default or defaults either (a) shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or (b) shall constitute a failure to pay principal of, or interest or premium on, such Debt when due and payable after the expiration of any applicable grace period with respect thereto;

(7)                                 the entry against the Company or any Restricted Subsidiary of a final non-appealable judgment(s) for the payment of money in an aggregate amount in excess of $75.0 million (net of amounts covered by (x) insurance for which the insurer thereof has been notified of such claim and has not challenged such coverage or (y) valid third party indemnifications for which the indemnifying party thereof has been notified of such claim and has not challenged such indemnification) by a court or courts of competent jurisdiction, which judgment(s) remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days; or

(8)                                 (i) the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(a)                                 commences a voluntary case,

(b)                                 consents to the entry of an order for relief against it in an involuntary case,

(c)                                  consents to the appointment of a custodian of it or for all or substantially all of its property,

(d)                                 makes a general assignment for the benefit of its creditors, or

(e)                                  generally is not paying its debts as they become due; or

(ii)                                  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)                                 is for relief against the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(b)                                 appoints a custodian of the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(c)                                  orders the liquidation of the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary and the order or decree remains unstayed and in effect for 60 consecutive days.

If an Event of Default (other than an Event of Default specified in clause (8) above with respect to the Company) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances set forth in the Indenture, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes, have been cured or waived as provided in the Indenture and amounts owing to the Trustee have been paid.

If an Event of Default specified in clause (8) above occurs with respect to the Company, the principal of and any accrued interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.  For further information as to waiver of defaults, see Article IX of the Indenture.  The Trustee may withhold from Holders notice of any Default (except Default in payment of principal, premium, if any, and interest) if the Trustee determines that withholding notice is in the interests of the Holders to do so.

13.                               Trustee Dealings with the Company.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company, the Guarantors or their respective Affiliates, and may otherwise deal with the Company, the Guarantors or their respective Affiliates, as if it were not the Trustee.

14.                               No Recourse Against Others.  No director, officer, employee, stockholder, general or limited partner, member, manager or incorporator, past, present or future, of the Company or any of its Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of the Company under the Notes or the Indenture or any Guarantor under any Note Guarantee or the Indenture by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner, member, manager or incorporator.

Each Holder by accepting the Note waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of the Notes.

No recourse may, to the full extent permitted by applicable law, be taken, directly or indirectly, with respect to the obligations of the Company or the Guarantors on the Notes or under the Indenture or any related documents, any certificate or other writing delivered in connection therewith, against (i) the Trustee in its individual capacity, or (ii) any partner, owner, beneficiary, agent, officer, director, employee, agent, successor or assign of the Trustee, each in its individual capacity, or (iii) any holder of equity in the Trustee.

Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of the Notes.

15.                               Authentication.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16.                               Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17.                               CUSIP, ISIN Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP, ISIN or other similar numbers in notices as a convenience to the Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice and reliance may be placed only on the other identification numbers placed thereon.

18.                               THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE NOTES AND THE NOTE GUARANTEES.  EACH OF THE PARTIES TO THE INDENTURE, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE HEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED THEREBY.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to:

AAR CORP.
1100 North Wood Dale Road

Wood Dale, IL 60191
Facsimile:  (630) 227-2039
Attention:  Office of the General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:  (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                          to transfer this Note on the books of AAR CORP.  The agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature guarantee:

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by AAR CORP. pursuant to Section 4.10 (Asset Sale) or 4.14 (Change of Control) of the Indenture, check the box below:

☐ Section 4.10                                                                                      ☐ Section 4.14

If you want to elect to have only part of the Note purchased by AAR CORP. pursuant to Section 4.10 or 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:		Your Signature:
(Sign exactly as your name appears on the Note)

Tax Identification Number:

Signature guarantee:

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

SCHEDULE A

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for other 7¼% Senior Notes have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease (or Increase)	Signature of Authorized Officer of Trustee or Note Custodian